Exhibit 99.1

Sterling Bancorp Announces Senior Management Changes; Luis Massiani to Transition to COO, Bea Ordonez to Join as CFO

Company Release - 1/11/2021

PEARL RIVER, N.Y., Jan. 11, 2021 -- Sterling Bancorp (NYSE: STL) (the “Company”), parent company of Sterling National Bank (the “Bank”), announced today that Luis Massiani will transition to the role of Chief Operating Officer of the Company and continue his position as President of the Bank. Luis will maintain his duties as CFO of the Company and the Bank through February 28, 2021, at which time he will fully transition to COO of the Company. In connection with Luis’ transition, Bea Ordonez has joined the organization as Executive Vice President and will assume the role of CFO of both the Company and the Bank effective as of March 1, 2021. Upon assuming the role of CFO, Bea will oversee all aspects of financial management for the Company and the Bank.

As COO of the Company and President of the Bank, Luis will lead the Bank’s three front-line business units including the corporate, consumer and digital banks, as well as the Bank’s technology and operations areas. Luis joined Sterling Bancorp in 2012 as Executive Vice President and Chief Financial Officer.

Bea has over 20 years of experience in the financial services industry, and most recently was CFO of OTC Markets Group, a financial services company that provides trading, market data and corporate services. Prior to joining OTC Markets Group, Ms. Ordonez served for 13 years as Chief Operations Officer and Managing Director of Convergex Group, a global brokerage and trading-related services provider.

“Bea is a great addition to our senior management team,” said Sterling Bancorp CEO Jack Kopnisky. “Her background and expertise in senior leadership roles with various companies across the financial services industry will bring added management depth and perspective to Sterling. Bea will be a great cultural fit given her long history working in relationship-centric, technology driven companies. We are truly excited to welcome Bea to Sterling”.

Kopnisky added, “Luis has demonstrated tremendous leadership, dedication, and strategic and financial acumen as CFO of the Company and President of the Bank. His transition to this new role is an outstanding opportunity for both Luis and the Company. I look forward to working with Luis, Bea and our entire executive leadership team in the years ahead as we continue to focus on creating a diversified, growing and high performing bank.”

About Sterling Bancorp

Sterling Bancorp, of which the principal subsidiary is Sterling National Bank, specializes in the delivery of financial services and solutions for small to mid-size businesses and consumers within the communities we serve through a distinctive team-based delivery approach utilizing highly experienced, fully dedicated relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit www.snb.com.

STERLING BANCORP CONTACT:

Emlen Harmon, Senior Managing Director – Investor Relations

212.309.7646

Sterling Bancorp

Two Blue Hill Plaza, Second Floor

Pearl River, NY 10965

T 845.369.8040

F 845.369.8255

http://www.sterlingbancorp.com